Exhibit 99.4

Explanatory Note

Each of the following sections, “Summary - Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data of Energy Future Competitive Holdings and its Subsidiaries,” “Energy Future Competitive Holdings Unaudited Pro Forma condensed Consolidated Financial Statements,” and “Energy Future Competitive Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition—Post-Merger,” amends and restates the corresponding section set forth in Exhibit 99.2 to the Current Report on Form 8-K filed jointly by Energy Future Holdings Corp., formerly named TXU Corp. (“EFH Corp.”), and its subsidiary, Texas Competitive Electric Holdings Company LLC, formerly named TXU Energy Company LLC (“TCEH”), on October 17, 2007. Except as specifically set forth herein, this Exhibit 99.4 does not amend or update Exhibit 99.2 to the Current Report on Form 8-K filed by EFH Corp. and TCEH on October 17, 2007. This Exhibit 99.4 should be read together with Exhibit 99.2 to the Current Report on Form 8-K filed by EFH Corp. and TCEH on October 17, 2007. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in Exhibit 99.2 to the Current Report on Form 8-K filed by EFH Corp. and TCEH on October 17, 2007.

Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial

and Other Data of Energy Future Competitive Holdings and its Subsidiaries

The following table sets forth our summary historical consolidated financial data and summary unaudited pro forma condensed consolidated financial data as of and for the periods indicated. The historical financial data as of December 31, 2005 and 2006 and for each of the three years ended December 31, 2004, 2005 and 2006 have been derived from our audited historical consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K, as amended. The historical financial data as of December 31, 2004 has been derived from our historical consolidated financial statements that are not included herein. The historical financial data as of June 30, 2007 and for the six months ended June 30, 2006 and 2007 have been derived from our unaudited historical interim condensed consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K, as amended, which have been prepared on a basis consistent with our audited historical consolidated financial statements. In the opinion of our management, such unaudited interim condensed financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the results for those periods. The results of operations for the interim periods, for seasonal and other factors, are not necessarily indicative of the results to be expected for the full year or any future period.

The summary unaudited pro forma condensed consolidated financial data as of and for the twelve months ended June 30, 2007 have been prepared to give effect to the Transactions in the manner described under “Energy Future Competitive Holdings Unaudited Pro Forma Condensed Consolidated Financial Statements” and the notes thereto as if the Transactions had occurred on January 1, 2006, in the case of the unaudited pro forma condensed consolidated income statement and related data, and on June 30, 2007, in the case of the unaudited pro forma condensed consolidated balance sheet and related data. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial and other data are for informational purposes only and do not purport to represent what our results of operations, balance sheet data or other financial information actually would have been if the Transactions had occurred at any date. In addition, this data does not purport to project the results of operations for any future period.

The summary historical and unaudited pro forma condensed consolidated financial and other data should be read in conjunction with “Energy Future Competitive Holdings Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Energy Future Competitive Holdings Selected Historical Consolidated Financial Data,” “Energy Future Competitive Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K, as amended.

	Historical										Pro Forma Twelve Months Ended June 30, 2007
	Year Ended December 31,						Six Months Ended June 30,
	2004		2005		2006		2006		2007
	(millions of dollars, except ratios and per share amounts)
Statement of Income Data:
Operating revenues	$9,201		$10,660		$9,607		$4,478		$3,414		$8,196
Income (loss) from continuing operations before extraordinary gain (loss) and cumulative effect of changes in accounting principles	672		1,816		2,536		1,115		510		(126)
Income (loss) from discontinued operations, net of tax effect	(34)		(8)		—		—		—
Extraordinary gain (loss), net of tax effect	16		(50)		—		—		—
Cumulative effect of changes in accounting principles, net of tax effect	6		(8)		—		—		—
Preference stock dividends	2		3		—		—		—
Net income (loss) available for common stock	658		1,747		2,536		1,115		510

Ratio of earnings to fixed charges(a)	2.47	x	5.04	x	11.05	x	10.09	x	4.14	x
Ratio of earnings to fixed charges and preferred dividends(a)	2.45	x	5.01	x	11.05	x	10.09	x	4.14	x
Pro forma ratio of earnings to fixed charges(a)(b)	N/A		N/A		1.61	x	1.46	x	—		1.22	x

Balance Sheet Data (at period end):
Total assets	$23,963		$18,451		$19,660				$20,643		$48,555
Property, plant & equipment—net	16,529		9,994		9,924				10,168		18,507
Total intangible assets and goodwill	695		522		527				536		24,575
Total debt	8,510		4,444		4,084				6,304		28,844
Total stockholders’ equity	6,373		5,640		7,867				7,533		7,929

Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities from continuing operations	$1,838		$2,580		$4,754		$2,125		$(632)
Cash flows (used in) investing activities from continuing operations(d)	(1,776)		(2,572)		(3,494)		(2,463)		(601)
Cash flows provided by (used in) financing activities from continuing operations(d)	(772)		(61)		(1,265)		331		1,630

Other Financial Data:
Energy Future Competitive Holdings
Capital expenditures, including nuclear fuel	$881		$1,042		$388		$218		$381
EBITDA(c)	2,276		4,007		4,528		2,074		1,068		$2,960
Adjusted EBITDA(c)	3,051		4,126		4,436		2,077		1,702		4,061
Ratio of Adjusted EBITDA to total interest expense(c)(d)	5.1	x	6.7	x	13.2	x	12.4	x	8.6	x	1.6	x
Ratio of Adjusted EBITDA to cash interest expense(c)	5.2	x	7.2	x	13.2	x	12.1	x	9.4	x	1.6	x
Ratio of net debt to Adjusted EBITDA(c)(e)	2.6	x	1.1	x	0.9	x	2.4	x	3.5	x	6.8	x

TCEH
TCEH EBITDA(c)	$1,243		$2,807		$4,429		$2,024		$1,010		$2,845
Adjusted TCEH EBITDA(c)	1,982		2,888		4,387		2,051		1,671		3,999
Ratio of Adjusted TCEH EBITDA to total interest expense(c)(d)	5.6	x	7.3	x	11.4	x	10.2	x	8.8	x	1.5	x
Ratio of Adjusted TCEH EBITDA to cash interest expense(c)	5.8	x	8.1	x	11.9	x	10.5	x	9.6	x	1.6	x
Ratio of net debt to Adjusted TCEH EBITDA(c)(e)	1.7	x	1.5	x	0.9	x	2.4	x	3.4	x	6.8	x

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
Operating data (at period end):
Total power generation capacity (in MW)(e)	18,353	18,365	18,190	18,365	18,365
Nuclear power generation capacity (in MW)	2,300	2,300	2,300	2,300	2,300
Lignite/Coal-fired generation capacity (in MW)	5,825	5,837	5,837	5,837	5,837
Total baseload capacity (in MW)	8,125	8,137	8,137	8,137	8,137
Available baseload capacity (in MW)	7,192	7,345	7,474	7,398	7,332
Baseload capacity by plant (in MW):
Comanche Peak	2,300	2,300	2,300	2,300	2,300
Monticello	1,880	1,880	1,880	1,880	1,880
Martin Lake	2,250	2,250	2,250	2,250	2,250
Big Brown	1,150	1,150	1,150	1,150	1,150
Sandow 4	545	557	557	557	557
Available baseload capacity by plant (in MW):
Comanche Peak	2,169	2,105	2,272	2,355	1,973
Monticello	1,600	1,690	1,708	1,574	1,839
Martin Lake	1,962	2,083	2,034	1,984	2,083
Big Brown	945	976	1,017	990	1,045
Sandow 4	516	491	443	495	392
Average power price ($ per MW)(f)	$39.03	$53.97	$61.70	$54.64	$60.84

(a)	For purposes of computing the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends, (1) earnings consist of net income plus income taxes plus fixed charges less capitalized expenses related to indebtedness and (2) fixed charges consists of interest expense and capitalized expenses related to indebtedness. For purposes of computing the ratio of earnings to combined fixed charges and preference dividends, preference share dividends are included in fixed charges.
(b)	For purposes of computing the pro forma ratio of earnings to fixed charges, the historical calculations were adjusted for the estimated increase in interest expense as contemplated by the Transactions. On a pro forma basis for the six months ended June 30, 2007, fixed charges would have exceeded earnings by $418 million.
(c)	EBITDA, a measure used by management to evaluate operating performance, is defined as net income plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity or any other measure of financial performance presented in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between our historical results and results that reflect the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA adjusted to exclude noncash items, unusual items and other adjustments permitted in calculating covenant compliance under certain of our indebtedness. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about how the covenants in certain of our indebtedness will operate and about certain noncash items, unusual items that we do not expect to continue at the same level in the future and other items. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports under the Exchange Act. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this Current Report on Form 8-K, as amended, or not be presented at all.

Set forth below is a reconciliation of Energy Future Competitive Holdings’ net income to Energy Future Competitive Holdings’ EBITDA and Energy Future Competitive Holdings’ Adjusted EBITDA:

	Historical					Pro Forma Twelve Months Ended June 30, 2007
	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(Dollars in millions)
Net income	$660	$1,750	$2,536	$1,115	$510	$(126)
Provision for income taxes	282	882	1,323	622	199	(207)
Interest expense	595	616	335	167	198	2,620
Depreciation and amortization	739	759	334	170	161	673

EBITDA	$2,276	$4,007	$4,528	$2,074	$1,068	$2,960

Adjustments to EBITDA:
Amortization of nuclear fuel	64	60	65	31	30	135
Interest income	(38)	(95)	(252)	(100)	(189)	(341)
Purchase accounting adjustments	—	—	—	—	—	61
Impairment of assets and inventory write down	196	11	201	201	—	—
Unrealized net (gain) or loss resulting from Hedging Obligations	109	18	(330)	(148)	750	939
One-time customer appreciation bonus	—	—	165	—	—	165
Amount of loss on sales of receivables and related assets in connection with the Receivables Facility	17	27	38	17	18	39
Income from discontinued operations, net of tax	34	8	—	—	—	—
Extraordinary (gain) or loss, net of tax	(16)	50	—	—	—	—
Cumulative effect of changes in accounting principles, net of tax	(6)	8	—	—	—	—
Non-cash compensation expenses (FAS 123R)	33	19	9	4	4	9
Severance expenses(1)	127	—	15	7	—	8
Loss on early extinguishment of debt and energy services contract	—	(4)	—	—	—	—
Transition and business optimization costs(2)	14	21	—	—	12	12
Shareholder litigation	—	—	—	—	—	—
Transaction and Merger expenses(3)	—	—	—	—	—	59
Restructuring & other(4)	235	(10)	(7)	(12)	5	10
Expenses incurred to upgrade and expand the generation units(5)	6	6	4	3	4	5

Adjusted EBITDA	$3,051	$4,126	$4,436	$2,077	$1,702	$4,061

(1)	Severance includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(2)	Transition and business optimization costs include amounts related to outsourcing initiatives and system implementations.
(3)	Transaction and merger expenses include costs incurred related to abandoned strategic transactions, new growth initiatives and merger expenses.
(4)	Restructuring and other include non-recurring items related to restructuring initiatives and other non-recurring items.
(5)	Expenses incurred to upgrade or expand a facility does not include costs incurred to purchase replacement power that should be included under the definition as we did not historically track these costs.

Set forth below is a reconciliation of TCEH net income to TCEH EBITDA and TCEH Adjusted EBITDA:

	Historical					Pro forma Twelve Months Ended June 30, 2007
	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(Dollars in millions)
Net income	$378	$1,414	$2,435	$1,063	$480	$(209)
Provision for income taxes	162	687	1,277	590	180	(243)
Interest expense	353	393	384	202	190	2,625
Depreciation and amortization	350	313	333	169	160	672

TCEH EBITDA	$1,243	$2,807	$4,429	$2,024	$1,010	$2,845

Adjustment to TCEH EBITDA:
Interest income	(31)	(70)	(202)	(76)	(162)	(288)
Amortization of nuclear fuel	64	60	65	31	30	135
Purchase accounting adjustments	—	—	—	—	—	61
Impairment of assets and inventory write down	192	11	199	201	—	—
Unrealized net (gain) or loss resulting from Hedging Obligations	109	18	(330)	(148)	750	939
Customer appreciation one-time bonus	—	—	165	—	—	165
Amount of loss on sales of receivables and related assets in connection with the Receivables Facility	19	24	38	17	18	39
Income from discontinued operations, net of tax	34	8	—	—	—	—
Extraordinary (gain) or loss, net of tax	—	—	—	—	—	—
Cumulative effect of changes in accounting principles, net of tax	(4)	8	—	—	—	—
Non-cash compensation expenses (FAS 123R)	25	12	9	4	4	9
Severance expenses(1)	107	—	15	7	—	8
Loss on early extinguishment of debt and energy services contract	(4)	(4)	—	—	—	—
Transition and business optimization Costs(2)	10	18	—	—	12	12
Transaction and Merger expenses(3)	—	—	—	—	—	59
Restructuring & other(4)	212	(10)	(7)	(12)	5	10
Expenses incurred to upgrade or expand the generation units(5)	6	6	4	3	4	5

Adjusted TCEH EBITDA	$1,982	$2,888	$4,385	$2,051	$1,671	$3,999

(1)	Severance includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(2)	Transition and business optimization costs include amounts related to outsourcing initiatives and system implementations.
(3)	Transaction and merger expenses include costs incurred related to abandoned strategic transactions, new growth initiatives and merger expenses.
(4)	Restructuring and other include non-recurring items related to restructuring initiatives and other non-recurring items.
(5)	Expenses incurred to upgrade or expand a facility does not include costs incurred to purchase replacement power that should be included under the definition as we did not historically track these costs.

(d)	Total interest expense includes cash interest plus amounts related to the amortization of discounts and premiums and amortization of deferred financing costs.
(e)	Net debt is debt less cash and cash equivalents.
(f)	Includes 585MW representing nine combustion turbine units currently operated for an unaffiliated third party’s benefit.
(g)	Represents Luminant Energy’s average wholesale sales price.

ENERGY FUTURE COMPETITIVE HOLDINGS UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We derived the unaudited pro forma condensed consolidated financial statements set forth herein by the application of pro forma adjustments to the historical consolidated financial statements of Energy Future Competitive Holdings appearing elsewhere in this Current Report on Form 8-K, as amended.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 gives effect to (a) the Transactions and (b) the incurrence of debt and the application of the proceeds therefrom, along with cash on hand, to repay $3.0 billion of outstanding borrowings under the TCEH Senior Interim Facility and to repay in full the EFH Senior Interim Facility, respectively (which is referred to as the “Interim Facility Refinancing”), as if the Transactions and the Interim Facility Refinancing had occurred on such date. The unaudited pro forma condensed consolidated income statements for the six months ended June 30, 2007, the year ended December 31, 2006, the six months ended June 30, 2006 and the twelve months ended December 31, 2006 give effect to the Transactions and the Interim Facility Refinancing as if the Transactions and Interim Facility Refinancing had occurred on January 1, 2006. In addition, in connection with the Merger, EFH Corp. will contribute certain of Luminant Construction’s assets and liabilities to TCEH, including the three new lignite coal-fueled generation units currently under development. Accordingly, as Luminant Construction and TCEH are under the common control of EFH Corp., these pro forma financial statements reflect the historical results of those certain assets and liabilities of Luminant Construction for all periods in which common control exists (2006 forward). The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and is not necessarily indicative of what our financial position or results of operations would have been if the Transactions and the Interim Facility Refinancing had occurred as of the dates indicated, or what our financial position or results of operations will be for any future periods. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements and with the following information:

•

unaudited condensed consolidated financial statements and accompanying notes of Energy Future Competitive Holdings as of June 30, 2007 and for the three- and six-month periods ended June 30, 2007 and 2006 included elsewhere in this Current Report on Form 8-K, as amended;

•

audited consolidated financial statements and accompanying notes of Energy Future Competitive Holdings as of December 31, 2006 and 2005 and for each of the three years ended December 31, 2006 included elsewhere in this Current Report on Form 8-K, as amended; and

•	“The Transactions” and “Energy Future Competitive Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Merger was accounted for as a business combination using the purchase method of accounting in accordance with the provisions of SFAS No. 141. For purposes of the Merger, EFH Corp., the parent of Energy Future Competitive Holdings, is the acquired entity. Accordingly, we have adjusted the historical financial information of Energy Future Competitive Holdings to give effect to the impact of the consideration paid in connection with the Merger. In the unaudited condensed consolidated pro forma balance sheet, Texas Holdings’ cost to acquire EFH Corp. has been allocated to the assets to be acquired and liabilities to be assumed based on management’s preliminary valuation estimates. For purposes of developing pro forma adjustments, we assumed that the historical values of current assets acquired and current liabilities assumed approximate their fair values, which may change as a result of fair valuation of certain of our assets including intangible assets and liabilities. A final determination of the purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, will not occur until after the closing of the Merger. Accordingly, the purchase accounting adjustments with respect to the Merger made in connection with the development of these unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for purposes of developing such pro forma financial data. Therefore, final purchase accounting adjustments are subject to revisions based on final determinations of fair values following the close of the Merger, which may differ materially from the values used herein and may cause future results of operations to differ from the pro forma financial data presented.

The impacts and adjustments in these unaudited pro forma condensed consolidated financial statements are based on events directly related to the Transactions and the Interim Facility Refinancing and do not represent projections or forward-looking statements. The unaudited pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had these events actually been consummated on the dates indicated and do not purport to indicate results of operations as of any future date or for any future period. Further, the unaudited pro forma condensed consolidated financial statements does not reflect the impact of restructuring activities, cost savings, management compensation, nonrecurring charges, annual management fees, employee termination costs, affiliate interest income, and other exit costs that may result from or in connection with the Merger. For example, the unaudited pro forma financial data does not give effect to the $35 million annual management fee to be paid to the Sponsors. See “Related Party Transactions.” The unaudited pro forma condensed consolidated financial statements do not include certain transaction costs that may be expensed versus capitalized as part of the purchase price. The historical results of Energy Future Competitive Holdings and its subsidiaries are not necessarily indicative of the results that may be expected in any future period after the close of the Merger.

In preparing the unaudited pro forma condensed consolidated financial statements, the primary adjustments to the historical financial statements of Energy Future Competitive Holdings and its subsidiaries were purchase accounting adjustments that include adjustments necessary to (i) allocate the estimated purchase price to the tangible and intangible assets and liabilities of Energy Future Competitive Holdings and its subsidiaries based on their estimated fair values; and (ii) adjust for the impacts related to debt and other financing expected to be issued and retired to consummate the Merger.

ENERGY FUTURE COMPETITIVE HOLDINGS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2007

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$3,414	$(421	)b	$2,993

Costs and expenses:
Fuel, purchased power costs and delivery fees	$1,902	$78	c	$1,980
Operating costs	313			313
Depreciation and amortization	161	174	d	335
Selling, general and administrative expenses	286	27	e	313
Franchise and revenue-based taxes	54			54
Other Income	(34)			(34)
Other deductions	14			14
Interest income	(189)			(189)
Interest expense and related charges	198	1,127	f	1,325

Total costs and expenses	$2,705	$1,406		$4,111

Income (loss) from continuing operations before income taxes	$709	$(1,827)		$(1,118)

Income tax expense (benefit)	199	(639	)g	(440)

Income (loss) from continuing operations	$510	$(1,188)		$(678)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE COMPETITIVE HOLDINGS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2006

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$4,478	$(108)	b	$4,370

Costs and expenses:
Fuel, purchased power costs and delivery fees	$1,733	$78	c	$1,811
Operating costs	300			300
Depreciation and amortization	170	174	d	344
Selling, general and administrative expenses	243	7	e	250
Franchise and revenue-based taxes	55			55
Other Income	(28)			(28)
Other deductions	201			201
Interest income	(100)			(100)
Interest expense and related charges	167	1,127	f	1,294

Total costs and expenses	$2,741	$1,386		$4,127

Income (loss) from continuing operations before income taxes	$1,737	$(1,494)		$243

Income tax expense (benefit)	622	(523	)g	99

Income (loss) from continuing operations	$1,115	$(971)		$144

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE COMPETITIVE HOLDINGS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE TWELVE MONTHS ENDED JUNE 30, 2007

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$8,543	$(347	)b	$8,196

Costs and expenses:
Fuel, purchased power costs and delivery fees	$4,098	$156	c	$4,254
Operating costs	617			617
Depreciation and amortization	325	348	d	673
Selling, general and administrative expenses	576	59	e	635
Franchise and revenue-based taxes	126			126
Other Income	(78)			(78)
Other deductions	23			23
Interest income	(341)			(341)
Interest expense and related charges	366	2,254	f	2,620

Total costs and expenses	$5,712	$2,817		$8,529

Income (loss) from continuing operations before income taxes	$2,831	$(3,164)		$(333)

Income tax expense (benefit)	900	(1,107	)g	(207)

Income (loss) from continuing operations	$1,931	$(2,057)		$(126)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE COMPETITIVE HOLDINGS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2006

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$9,607	$(35	)b	$9,572

Costs and expenses:
Fuel, purchased power costs and delivery fees	$3,929	$156	c	$4,085
Operating costs	604			604
Depreciation and amortization	334	348	d	682
Selling, general and administrative expenses	533	39	e	572
Franchise and revenue-based taxes	127			127
Other Income	(72)			(72)
Other deductions	210			210
Interest income	(252)			(252)
Interest expense and related charges	335	2,254	f	2,589

Total costs and expenses	$5,748	$2,797		$8,545

Income (loss) from continuing operations before income taxes	$3,859	$(2,832)		$1,027

Income tax expense (benefit)	$1,323	$(991	)g	$332

Income (loss) from continuing operations	$2,536	$(1,841)		$695

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE COMPETITIVE HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED INCOME STATEMENTS—(Continued)

(a)	Historical presentation—The amounts presented for Energy Future Competitive Holdings are derived from the historical audited consolidated income statements for the year ended December 31, 2006 and Energy Future Competitive Holdings’ historical unaudited condensed consolidated income statements for the six month periods ended June 30, 2007 and June 30, 2006, in each case included elsewhere in this Current Report on Form 8-K, as amended.

(b)	Revenues—represents the pro forma adjustments required to record the amortization related to the fair value of intangible liabilities related to sales contracts and other legal or economic rights. For purposes of this adjustment, amortization was determined based on straight-line method over an estimated useful life of 31 years. These adjustments increased revenues by approximately $11 million, $22 million, $11 million and $22 million for the six month period ended June 30, 2007, the year ended December 31, 2006, the six month period ended June 30, 2006, and the twelve month period ended June 30, 2007, respectively. Additionally, the pro forma adjustment reflects the historical mark-to-market earnings impact of certain derivative transactions of Luminant Development that will be contributed into Energy Future Competitive Holdings by EFH Corp. immediately prior to the closing of the Merger. These adjustments decreased operating revenues by approximately $58 million, $432 million, $370 million, and $119 million for the year ended December 31, 2006, the six month period ended June 30, 2007, the twelve month period ended June 30, 2007, and the six month period ended June 30, 2006, respectively. These items are required to be made to the operating revenue line item in the income statement since the activity associated with the underlying contracts or other legal or economic rights have historically been reported as a component of operating revenue.

(c)	Fuel, purchase power costs and delivery fees—represents pro forma adjustments required to record the amortization related to the fair value of intangible assets related to contracts, and other legal or economic rights. For purposes of this adjustment, amortization was determined for different categories of intangible assets based on a straight-line method over useful lives ranging from 15 to 28 years. These adjustments increased costs and expenses by approximately $78 million, $156 million, $78 million and $156 million for the six month period ended June 30, 2007, the year ended December 31, 2006, the six month period ended June 30, 2006 and the twelve month period ended June 30, 2007, respectively. These adjustments were required to be made to the fuel, purchase power costs and delivery fees line item in the income statement since the activity associated with the underlying contracts, and other legal or economic rights is reported as a component of costs. Adjustments also include additional amortization expense for adjustments to nuclear fuel balances included in property, plant and equipment in the balance sheet.

(d)	Depreciation and amortization expense—represents the pro forma adjustment required to adjust in property, plant and equipment to record power generation assets and other tangible property at their respective fair values as well as to record the fair value of customer-based intangible assets. For purposes of this adjustment, depreciation and amortization was determined for different categories of property based on a straight-line method over estimated useful lives ranging from 7 to 45 years. These adjustments increased depreciation expense approximately $174 million, $348 million, $174 million and $348 million for the six month period ended June 30, 2007, the year ended December 31, 2006, the six month period ended June 30, 2007, and the twelve month period ended June 30, 2007, respectively. An increase or decrease in the fair value of these assets of $500 million would result in an increase or decrease in depreciation and amortization expense of approximately $21 million and $10 million on an annual and six months basis, respectively.

ENERGY FUTURE COMPETITIVE HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED INCOME STATEMENTS—(Continued)

(e)	Selling, general and administrative expense—represents pro forma adjustments to reflect additional historical expenses recognized by Luminant Development that immediately prior to closing of the Merger will be contributed into Energy Future Competitive Holdings by EFH Corp.

(f)	Interest expense—represents pro forma adjustments related to the increase in interest expense as a result of the borrowings made to finance the Merger, less certain interest expense associated with the debt that is to be repaid as part of the Transactions. In connection with the Merger, approximately $27,287 million of new debt was incurred by Energy Future Competitive Holdings and its subsidiaries, with approximately $4,445 million of existing debt repaid, resulting in a net increase in debt of approximately $22,842 million. This increase in debt significantly increased the overall interest expense for Energy Future Competitive Holdings. An incremental one-eighth percent increase or decrease in the assumed weighted average rates would increase or decrease interest expense by approximately $24 million on an annual basis and $12 million over a six month period.

Additionally, this adjustment includes interest amounts arising from the fair valuation of the existing debt of Energy Future Competitive Holdings and its subsidiaries that remained outstanding as of after the Merger. The final determination of the fair value of the debt will be based on the prevailing market interest rates at the closing of the Merger and the necessary adjustment will be amortized as an increase (in the case of a discount to par value) or a decrease (in the case of a premium to par value) to interest expense over the remaining life of each debt issuance.

Further, this adjustment includes amounts to reduce interest expense for the removal of existing deferred financing costs, as well as the addition of interest expense associated with the estimated deferred financing costs of the Debt Financing to be issued in connection with the Merger.

Interest Expense Adjustments:

	6 months	12 months
	(in millions of dollars)
Cash interest	$1,083	$2,166
Amortization of deferred financial costs	35	71
Purchase accounting impacts	9	17

Total	$1,127	$2,254

(g)	Income tax provision—represents the pro forma tax effect of the above adjustments based on an estimated statutory rate of approximately 35%. This estimate could change based on changes in the applicable tax rates and finalization of the tax position of the Issuer following the Merger.

ENERGY FUTURE COMPETITIVE HOLDINGS

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2007

	Historical	Transaction Adjustments		Pro Forma
	($ in millions)
Cash and cash equivalents	$404	$(270	)b	$134
Restricted cash	1			1
Trade accounts receivable—net	833			833
Advances to affiliates	4,339	(4,339	)c	—
Note receivable from parent	1,500	(1,500	)c	—
Income taxes receivable	—			—
Inventories	357			357
Commodity and other derivative contractual assets	287			287
Accumulated deferred income taxes	601			601
Margin deposits related to commodity positions	448	(148	)d	300
Other current assets	88			88

Total current assets	8,858	(6,257)		2,601

Restricted cash	102	1,250	e	1,352
Investments	571	130	f	701
Advances to parent	—			—
Property, plant and equipment—net	10,168	8,339	g,n	18,507
Goodwill	517	20,483	h	21,000
Intangible assets	—	3,575	i	3,575
Commodity and other derivative contractual assets	151			151
Other noncurrent assets	276	392	j	668

Total assets	$20,643	$27,912		$48,555

Short-term borrowings	$2,195	$(2,195	)k	$—
Long-term debt due currently	285	(250	)k	35
Trade accounts payable	733			733
Trade accounts payable—affiliates	187			187
Commodity and other derivative contractual liabilities	405			405
Margin deposits related to commodity positions	35			35
Accrued income taxes payable to parent	36			36
Accrued taxes other than income	54			54
Other current liabilities	336	(58	)l	278

Total current liabilities	4,266	(2,503)		1,763

Accumulated deferred income taxes	2,371	4,110	m	6,481
Investment tax credits	304			304
Commodity and other derivative contractual liabilities	258	510	n	768
Notes or other liabilities due affiliates	307			307
Long-term debt, less amounts due currently	3,824	24,985	k	28,809
Other noncurrent liabilities and deferred credits	1,780	414	l	2,194

Total liabilities	13,110	27,516		40,626

Shareholders’ equity	7,533	396	o	7,929

Total liabilities and shareholders’ equity	$20,643	$27,912		$48,555

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet, which are an integral part of these statements.

ENERGY FUTURE COMPETITIVE HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET—Continued

(a)	Historical Presentation—The amounts presented for Energy Future Competitive Holdings are derived from the historical unaudited condensed consolidated balance sheet for the six months ended June 30, 2007 included elsewhere within this Current Report on Form 8-K, as amended.

(b)	Cash and Cash Equivalents—represents the pro forma adjustments required to reflect changes resulting from the payment of certain transaction fees and the return of margin deposits related to commodity positions associated with the implementation of the Commodity Collateral Posting Facility.

(c)	Affiliated and Parent Advances/Notes—represents pro forma adjustment for the settlement of these historical advances and notes between Energy Future Competitive Holdings and its affiliates of Parent respectively.

(d)	Margin deposits related to commodity positions—represents pro forma adjustments for the return of certain margin deposits related to commodity positions that were returned to Energy Future Competitive Holdings as part of the implementation of the TCEH Commodity Collateral Posting Facility.

(e)	Restricted cash—represents pro forma adjustment related to the increase in restricted cash representing cash received from the TCEH Letter of Credit Facility, which was fully funded at the close of the Merger.

(f)	Investments—represents the pro forma adjustment required to adjust certain investments in real estate to their fair values.

(g)	Property, Plant & Equipment—represents the pro forma adjustment required to record power generation assets, nuclear fuel, and other property, plant and equipment at fair value. This adjustment also includes the elimination of existing accumulated depreciation recorded to date as the property will have a new cost basis to be depreciated after the completion of the Transactions. Additionally, this adjustment includes amounts related to fair value estimates for real estate and development projects in process that are currently not part of Energy Future Competitive Holdings’ operations. All of these adjustments were determined by using management’s estimates and assumptions related to the fair value of the assets based on current market indicators for fuel prices, emissions and regulatory costs, electricity prices, operation and maintenance costs, readily observable real estate transactions, and other market factors. The estimated fair values used in this adjustment are preliminary and are significantly affected by assumptions, changes in which could materially change the resulting fair values. The net increase in property, plant, and equipment will be depreciated over the estimated remaining useful lives of related depreciable assets, which range from 7 to 45 years, while the increase in value related to real estate will not be depreciated for financial reporting purposes.

(h)	Goodwill—represents the excess of the purchase price of the transaction over the estimated fair values of the assets acquired and liabilities assumed. The estimated purchase price of $28,266 million for Energy Future Competitive Holdings was made by an allocation of the total purchase price of EFH Corp. based on the relative enterprise value of Energy Future Competitive Holdings.

Under the purchase method of accounting, the total estimated purchase price is allocated to all tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the date the transaction is consummated (for purposes of this unaudited pro forma condensed consolidated balance sheet that date is assumed to be June 30, 2007). The fair value estimates of the assets and liabilities in this pro forma condensed consolidated balance sheet are preliminary and were developed solely to be used in these statements. Additionally, the fair value estimates are subject to revisions based on a multitude of factors and additional information that may come to our knowledge, all of which could have a material affect on the ultimate valuation. The following table summarizes the allocation of fair value to the assets and liabilities of Energy Future Competitive Holdings:

Item	Fair Value
(in millions of dollars)
Property, plant and equipment	(18,507)
Cash and restricted cash	(1,487)
Commodity and other derivative contractual assets	(438)
Other current assets	(2,179)
Investments	(701)
Intangibles	(3,575)
Other noncurrent assets	(668)
Other current liabilities	1,323
Short-term borrowings and Long-term debt due currently	35
Commodity and other derivative contractual liabilities	1,173
Accumulated deferred income taxes	6,481
Long-term debt, less amounts due currently	28,809
Other noncurrent liabilities	2,805
Shareholder’s equity	7,929

Goodwill	21,000

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is not amortized but is required to undergo impairment tests at least annually or more frequently if facts and circumstances indicate an impairment may have occurred. If an impairment exists, goodwill is immediately written down to its fair value through a charge to earnings. Accordingly, goodwill arising from the Merger will be subject to an impairment test at least annually.

Other amounts included in this pro forma adjustment are based on the removal of previously existing goodwill on Energy Future Competitive Holdings’ balance sheet of approximately $517 million.

(i)	Intangible assets—represents the pro forma adjustment required to recognize certain identifiable intangible assets of Energy Future Competitive Holdings and its subsidiaries. Intangible assets arise due to certain contractual, legal, or other economic rights, as well as customer relationships, that are separately identifiable from other assets. Several of the intangible assets relate to contracts in our power generation or wholesale business that are not accounted for under mark-to-market accounting since the contracts are not considered derivatives or have been elected to be treated as normal purchases or normal sales under SFAS No. 133. Additionally, an intangible asset will be recognized for the value of environmental emission credits allocated to our power generation fleet by regulatory bodies. The adjustment for emission credits was determined based on current market information utilizing a discounted cash flow valuation. All of the valuations of these intangibles are preliminary and could be materially affected by changes in market prices of fuel, electricity, emission credits, customer revenue streams, and other market factors. The total amount of all intangible assets recognized in this adjustment is approximately $3,575 million.

The adjustments related to intangible assets will be amortized over the estimated remaining contractual terms ranging from 4 to 34 years, except for the TXU Energy Trademark, which will not be amortized but will be subject to periodic impairment tests.

ENERGY FUTURE COMPETITIVE HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET—Continued

(j)	Other noncurrent assets—represents the pro forma adjustments to eliminate $42 million of deferred financing costs related to existing debt issuances and to recognize deferred financing costs of $494 million associated with new debt issued related to the Merger.

(k)	Long-term debt and short-term borrowings—represents pro forma adjustments for the issuance of new debt in the Transactions, as well as adjustments for the repayment of existing debt of Energy Future Competitive Holdings and its subsidiaries and the Interim Facility Refinancing.

Also included in this adjustment is the effect of the fair valuation of the existing debt of Energy Future Competitive Holdings and its subsidiaries that remained after the close of the Merger. Those adjustments resulted in an estimated net discount to debt of approximately $287 million. The final determination of the fair value of the debt will be based on prevailing market interest rates at the completion of the Merger and the necessary adjustment will be amortized as an increase (in the case of a discount to par value) or a decrease (in the case of a premium to par value) to interest expense over the remaining life of each debt issuance.

The total pro forma adjustments related to debt are as follows (in millions):

Expected repayment of current debt	$(2,445)
Expected repayment of long-term debt	(2,015)
New long-term debt in connection with the Merger	27,287
Discount on existing debt	(287)

Total adjustment	$22,540

(l)	Other current and noncurrent liabilities—represents pro forma adjustments to record various unfavorable operating contracts related to transactions that contain unfavorable pricing terms. The amounts relate to power sales agreements, fuel procurement agreements, operating leases and other contracts that are not currently recognized in the historical financial statements. The aggregate adjustment is approximately $701 million for these contracts. These adjustments were developed using estimated fair values based on current market information. The resulting calculations are preliminary and the final determination of the value of these liabilities will be materially impacted by changes in market prices of fuel, electricity, and other market factors at their fair value. This adjustment also includes amounts to remove certain deferred credits that are required to be removed by EITF Issue No. 01-03, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”. Those amounts are approximately $345 million, of which $58 million was removed from other current liabilities and $287 million was removed from other noncurrent liabilities.

(m)	Deferred taxes—represents pro forma adjustments to record additional net deferred income tax liabilities to account for the differences between book and tax basis of net assets acquired arising from the fair value adjustments. This adjustment was based on an estimated statutory tax rate of approximately 35%, which could change based on changes in the applicable tax rates and finalization of the combined entity’s tax position.

(n)	Luminant Construction—represents pro forma adjustments to reflect the movement of certain assets and liabilities from TXU Generation Development Company into Energy Future Competitive Holdings. These assets and liabilities consist of construction work-in process balances related to the Oak Grove and Sandow 5 projects and natural gas hedges associated with the long-term hedging program. The adjustment is required for assets contributed to a subsidiary under common control, resulting in an increase in net assets and equity. The adjustment approximated a $1,040 million increase to property, plant and equipment and a $510 million increase to commodity and other derivative contract liabilities.

(o)	Shareholders’ equity—represents pro forma adjustments for eliminating the historical shareholders equity of Energy Future Competitive Holdings and the estimated fair value of its equity.

Energy Future Competitive Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition—Post-Merger

Liquidity and Capital Resources

Following the consummation of the Transactions, we are highly leveraged. As of June 30, 2007, on a pro forma basis (excluding expected discount of $287 million related to the fair valuing of existing debt due to purchase accounting and $1.25 billion relating to the TCEH Letter of Credit Facility) after giving effect to the Transactions, we would have had outstanding $27.9 billion in aggregate indebtedness outstanding (excluding Energy Future Competitive Holdings’ guarantee of the EFH Corp. Senior Interim Facility), with an additional approximately $5.9 billion of borrowing capacity available under the TCEH Senior Secured Facilities (excluding amounts available under the TCEH Commodity Collateral Posting Facility and outstanding letters of credit). Our liquidity requirements will be significant, primarily due to debt service requirements and financing costs incurred in connection with our new credit facilities. On a pro forma basis, after giving effect to the Transactions, our interest expense and related charges for the 12 months ended June 30, 2007 would have been $2,620 million.

Our parent, EFH Corp. is a holding company and substantially all of its consolidated assets are held by its subsidiaries. Upon consummation of the Transactions, EFH Corp. will be highly leveraged and its liquidity requirements will be significant. To meet these debt service requirements, EFH Corp. will rely on loans and dividends from its subsidiaries, including TCEH, which, together with its subsidiaries, represented 88% and 81% of EFH Corp.’ consolidated revenues for the year ended December 31, 2006 and the six-month period ended June 30, 2007, respectively. Certain of our indebtedness is expected to contain significant flexibility for TCEH and Energy Future Competitive Holdings to loan or dividend funds up to EFH Corp. to make interest, principal and premium payments on its debt when due.

Management expects our cash flows from operations, combined with availability under TCEH’s new credit facilities, to provide sufficient liquidity to fund our current obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next twelve months. We expect to make approximately $2.1 billion in capital expenditures including capitalized interest over the twelve months ending December 31, 2008.

Capital Expenditures

We expect to incur the following capital expenditures and distributions in 2007:

•	$2.2 billion for investments in generation activities, including $1.4 billion for construction of one generation unit at Sandow and two generation units at Oak Grove; and

•	$430 million related to the suspended development of eight coal-fueled generation units.

Indebtedness Incurred in Connection with the Merger

Credit Facilities

In connection with the Merger, TCEH entered into the TCEH Senior Secured Facilities.

Collateral Posting Facility

The TCEH Commodity Collateral Posting Facility is a senior secured revolving credit facility, the aggregate principal amount of which is determined by the out-of-the-money mark-to-market exposure of TCEH (and/or its subsidiaries) on a portfolio of certain natural gas commodity swap transactions under which TCEH (and/or its subsidiaries) is the “floating price” payor as such portfolio may be amended from time to time (the “Deemed Transactions”). The Deemed Transactions generally correspond to hedging transactions of TCEH (and/or its subsidiaries). The TCEH Commodity Collateral Posting Facility is intended to fund the cash posting requirements due to trading counterparties for a significant portion of TCEH’s long-term hedging program that is not otherwise secured by means of a first lien under the security arrangements entered into in connection with the TCEH Senior Secured Facilities. On a pro forma basis, as on June 30, 2007 (based on the forward natural gas curve as on such date), approximately $687 million would have been outstanding under the TCEH Commodity Collateral Posting Facility. The actual drawn amount on October 10, 2007 (based on the forward natural gas curve as of such date) was approximately $378 million.

Senior Interim Facilities

In connection with the Merger, EFH Corp. entered into the $4,500 million EFH Senior Interim Facility.

In connection with the Merger, TCEH entered into the $6,750 million TCEH Senior Interim Facility.

Existing Senior Notes and Debentures

After the consummation of the Transactions, we had outstanding an aggregate principal amount of approximately $1,844 million of existing senior notes and debentures.

Debt Repayment

In connection with the Merger, we redeemed and repaid or expect to repay an aggregate of approximately $4.5 billion of our existing consolidated indebtedness, including debt that became payable upon the consummation of the Merger.

Material Credit Rating Covenants

Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP’s obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these tariffs, as a result of the downgrade of TCEH’s credit rating to below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. The amount of collateral support required to be posted, as well as the time period of transition charges covered, varies by utility. Based on requests to post collateral support from utilities that have been received by TCEH and its subsidiaries as of September 30, 2007, TCEH has posted collateral support to the applicable utilities in an aggregate amount equal to $25 million, with $16 million of this amount posted for the benefit of Oncor Electric Delivery.

The PUCT has rules in place to assure adequate credit worthiness of any REP. Under these rules, as a result of the downgrade of TCEH’s credit rating to below investment grade, TCEH has agreed to maintain at all times availability under its credit facilities an amount no less than the aggregate amount of customer deposits and any advanced payments received from customers. As of September 30, 2007, the amount of customer deposits received from customers held by TCEH’s REP subsidiaries totaled approximately $125 million.

ERCOT also has rules in place to assure adequate credit worthiness of parties that schedule power on the ERCOT System. Under these rules, as a result of the downgrade of TCEH’s credit rating to below investment grade, TCEH posted additional collateral support of $34 million on March 7, 2007 and $16 million on August 31, 2007, which is subject to periodic adjustments.

Other arrangements of Energy Future Competitive Holdings and its subsidiaries, including certain leases, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on credit ratings.

Material Cross Default Provisions

Certain financing arrangements contain provisions that may result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that may result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

The TCEH Senior Secured Facilities and the TCEH Senior Interim Facility all contain cross-default or cross-acceleration provisions.

Energy Future Competitive Holdings and its subsidiaries enter into energy-related and financial contracts, the master forms of which contain provisions whereby an event of default or acceleration of settlement would occur if Energy Future Competitive Holdings or those subsidiaries were to default under an obligation in respect of borrowings in excess of thresholds, which vary, stated in the contracts. The entities whose default would trigger cross default vary depending on the contract.

Each of TCEH’s commodity hedging agreements that are pari passu with the TCEH Senior Secured Facilities contains a cross default provision. In the event of a default by TCEH or its subsidiaries relating to certain obligations of TCEH or its subsidiaries in an amount equal to or greater than $250 million, the applicable hedge counterparties may terminate the applicable transactions covered by the applicable hedging agreements and require all outstanding obligations thereunder to be settled.

Also see Note 10 to the June 30, 2007 Financial Statements and Note 16 to the 2006 year-end Financial Statements for details of guarantees.

Contractual Obligations and Commitments—Post Merger

Pro Forma Long-term Contractual Obligations and Commitments—The following table summarizes Energy Future Competitive Holding’s contractual cash obligations as of December 31, 2006 giving pro forma effect to the Transactions and the Interim Facility Refinancing.

Contractual Cash Obligations

	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(millions of dollars)
Long-term debt—principal(a)	$332	$408	$456	$28,694	$29,890
Long-term debt—interest(b)	2,396	4,639	4,428	7,140	18,602
Operating and capital leases(c)	53	99	87	314	553
Contracts related to generation facilities program	1,401	796	—	—	2,197
Obligations under commodity purchase and services agreements(d)	2,021	2,322	743	1,102	6,188

Total contractual cash obligations	$6,203	$8,264	$5,714	$37,250	$57,430

(a)	Excludes capital lease obligations and fair value adjustments related to interest rate swaps.
(b)	Variable interest payments are calculated based on interest rates in effect at December 31, 2006.
(c)	Includes short-term noncancellable leases.
(d)	Includes capacity payments, nuclear fuel and natural gas take-or-pay contracts, coal contracts, business services and nuclear-related outsourcing contracts and other purchase commitments. Amounts presented for variable priced contracts assumed the year-end 2006 price remained in effect for all periods except where contractual price adjustment or index-based prices were specified.

The following contractual obligations were excluded from the table above:

☐	contracts between affiliated entities and intercompany debt;

☐	individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

☐	contracts that are cancelable without payment of a substantial cancellation penalty; and

☐	income tax payments associated with uncertain tax positions that cannot be reasonably estimated;

☐	management fees that may be payable to affiliates of the Sponsors;

☐	employment contracts with management.

Interest Rate Risk—Pro Forma

The table below provides information on a pro forma basis after giving effect to the Transactions concerning Energy Future Competitive Holdings’ financial instruments as of December 31, 2006 that are sensitive to changes in interest rates. The weighted average interest rate presented is based on the rate in effect at the reporting date. Capital leases and the effects of unamortized premiums and discounts are excluded from the table. See Note 14 to the 2006 year-end Financial Statements for a discussion of changes in debt obligations.

	Expected Maturity Date						2006 Total Carrying Amount	2006 Total Fair Value
	2007	2008	2009	2010	2011	There- After
	(millions of dollars, except percentages)
Long-term debt (including current maturities)
Fixed rate debt amount(a)	$24	$18	$19	$21	$23	$8,645	$8,750	$8,801
Average interest rate	7.75%	8.04%	8.05%	8.06%	8.06%	9.03%	9.02%	—
Variable rate debt amount	$308	$165	$206	$206	$206	$20,049	$21,140	$21,107
Average interest rate	6.44%	8.25%	8.54%	8.66%	8.80%	8.82%	8.78%	—

Total Debt	$332	$183	$225	$227	$229	$28,694	$29,890	$29,908

Debt swapped to variable:
Amount	$—	$—	$—	$—	$—	$—	$—
Average pay rate	—	—	—	—	—	—	—
Average receive rate	—	—	—	—	—	—	—

(a)	Reflects the maturity date and not the remarketing date for certain debt that is subject to mandatory tender for remarketing prior to maturity. See Note 14 to the 2006 year-end Financial Statements for details concerning long-term debt subject to mandatory tender for remarketing.